Exhibit 99.2

July 25, 2024

Fellow Shareholders:

Our company performed well in the second quarter with revenue of $210 million increasing 15% from the prior year period and 25% sequentially, exceeding our forecast. Insurance revenue handily surpassed our expectations, growing 109% year-over-year and 42% sequentially. Our business remains resilient to higher interest rates, although restrictive lending conditions continue to pressure both our Home and Consumer segments. The strategic diversification of our business has allowed us to overcome these challenges with Insurance leading the way.

The Insurance team proved the value of our platform by delivering high intent consumers during a period of reduced carrier demand over the last two years. We are now seeing the benefit of increased wallet share from this strategy as demand for auto insurance policies has grown rapidly the last two quarters. In the second half of 2024 we expect continued expansion in our Insurance segment, and are embracing the opportunity to help our consumers find the best policies for them in what has quickly become a very dynamic marketplace.

The same strategy we implemented for Insurance is now being carried over to our Consumer segment. During the second quarter we strategically grew volume of high-intent customers shopping for personal loans, which led to a strong sequential increase in loans funded by our partners. Lead volume grew 44% sequentially. We are investing from a position of strength into our highest margin segment, directing more advertising spend to drive market share gains and improved partner economics. Our enhanced competitive position should allow the business to accelerate when the current restrictive financial conditions abate.

We recently announced that our CFO, Trent Ziegler, is leaving the company for a similar position at one of our partners. Trent has been instrumental in the growth of our finance and investor relations functions, and in partnership with our new CFO Jason Bengel, led critical initiatives. Along with leading our Financial Planning and Analysis department for several years, Jason created and ran our business operations improvement team, led the effort to right-size our expense structure last year, and directed our company wide internal strategy process. We are excited for Jason as he takes on the expanded role at our company, and we wish Trent all the best and future success.

Q2.2024	1

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2024		2023			Y/Y
	Q2	Q1	Q4	Q3	Q2	% Change

Total revenue	$210.1	$167.8	$134.4	$155.2	$182.5	15%

Income (loss) before income taxes	$9.4	$1.6	$13.1	$(152.0)	$0.1	—%
Income tax (expense) benefit	$(1.6)	$(0.6)	$(0.4)	$3.5	$(0.2)	—%
Net income (loss)	$7.8	$1.0	$12.7	$(148.5)	$(0.1)	—%
Net income (loss)% of revenue	4%	1%	9%	(96)%	—%

Income (loss) per share
Basic	$0.58	$0.08	$0.98	$(11.43)	$(0.01)
Diluted	$0.58	$0.08	$0.98	$(11.43)	$(0.01)

Variable marketing margin
Total revenue	$210.1	$167.8	$134.4	$155.2	$182.5	15%
Variable marketing expense (1) (2)	$(139.2)	$(98.4)	$(73.8)	$(87.5)	$(106.0)	31%
Variable marketing margin (2)	$70.9	$69.4	$60.6	$67.7	$76.5	(7)%
Variable marketing margin % of revenue (2)	34%	41%	45%	44%	42%

Adjusted EBITDA (2)	$23.5	$21.6	$15.5	$21.8	$26.7	(12)%
Adjusted EBITDA % of revenue (2)	11%	13%	12%	14%	15%

Adjusted net income (2)	$7.2	$9.2	$3.6	$7.9	$14.7	(51)%

Adjusted net income per share (2)	$0.54	$0.70	$0.28	$0.61	$1.14	(53)%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Q2.2024	2

Q2 2024 Consolidated Results

Consolidated revenue of $210.1 million increased 15% over the prior year, driven by a 109% increase in Insurance revenue.

We recorded GAAP net income of $7.8 million or $0.58 per diluted share.

Variable Marketing Margin of $70.9 million grew 2% sequentially and declined 7% over prior year. We had strong growth in Insurance, tempered by reductions in the Consumer and Home segments.

Adjusted EBITDA was $23.5 million, a 11% margin on revenue.

Adjusted net income of $7.2 million translates to $0.54 per share.

Q2.2024	3

Segment Results

(millions)	2024		2023			Y/Y
	Q2	Q1	Q4	Q3	Q2	% Change
Home (1)
Revenue	$32.2	$30.4	$25.1	$33.4	$41.6	(23)%
Segment profit	$9.3	$9.6	$8.1	$11.3	$13.3	(30)%
Segment profit % of revenue	29%	32%	32%	34%	32%

Consumer (2)
Revenue	$55.9	$51.5	$49.5	$67.3	$82.5	(32)%
Segment profit	$26.9	$27.4	$28.9	$34.4	$40.7	(34)%
Segment profit % of revenue	48%	53%	58%	51%	49%

Insurance (3)
Revenue	$122.1	$85.9	$59.6	$54.5	$58.4	109%
Segment profit	$36.4	$33.4	$25.2	$23.4	$24.8	47%
Segment profit % of revenue	30%	39%	42%	43%	42%

Other Category (4)
Revenue	$—	$—	$0.1	$—	$—	—%
(Loss) profit	$(0.1)	$—	$(0.1)	$—	$(0.3)	67%

Total
Revenue	$210.1	$167.8	$134.4	$155.2	$182.5	15%
Segment profit	$72.5	$70.5	$62.2	$69.1	$78.5	(8)%
Segment profit % of revenue	35%	42%	46%	45%	43%

Brand marketing expense (5)	$(1.6)	$(1.1)	$(1.6)	$(1.4)	$(2.0)	(20)%

Variable marketing margin	$70.9	$69.4	$60.6	$67.7	$76.5	(7)%
Variable marketing margin % of revenue	34%	41%	45%	44%	42%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, and home equity loans.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and debt settlement. We ceased offering credit repair with the closing of Ovation at the end of Q2 2023.
(3)	The Insurance segment consists of insurance quote products and sales of insurance policies.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Q2.2024	4

Home

Home segment revenue of $32.2 million and profit of $9.3 million were down 23% and 30% YoY, respectively. Home equity remains the major focus for our customers and partners, generating revenue of $22.0 million, which was 13% lower YoY.

Volume of home equity customer inquiries increased 5% compared to last year, but a decline in revenue per lead, or RPL, outpaced volume growth as higher rates impacted close rates for our lenders. Although our financial outlook does not contemplate changes in interest rates going forward, financial market expectations for decreases in the Fed funds rate later this year would likely benefit the mortgage and home equity lending environment, and in turn provide a boost to our Home segment.

Consumer

Our Consumer segment revenue of $55.9 million was down 32% YoY, while profit of $26.9 million decreased 34%. Segment margin was stable at 48%, versus 49% a year ago. Our targeted investment in personal loans has performed as expected, although ongoing weakness in our credit card vertical combined with a decline in small business lending revenue were the main contributors to the revenue decrease from the prior year.

Personal loans revenue of $26.9 million was down 4% YoY, but increased 34% sequentially, driven by a strong uptick in volume of customers we reached who were searching for consolidation loans. As we communicated earlier this year, we have strategically leaned into our personal loans business as credit standards at most of our lender partners have remained stable. Increased certainty in lender demand allows us to efficiently invest in targeted variable marketing.

Small business revenue decreased 12% from a year ago. Revenue in this business is typically driven by a portion of closed loan amount paid to us by our partners. During the quarter customers broadly requested lower loan amounts and lenders decreased approval rates, which drove the revenue decline from last year. We are strategically investing in small business lending by increasing the size of our concierge sales team that has proven to drive higher conversion rates compared to the digital marketplace. We are also adding new products to the platform, including business credit cards and insurance products to improve customer satisfaction and capture cross-selling opportunities.

Insurance

Revenue of $122.1 million increased 109% from the year ago period, while segment profit of $36.4 million increased 47%. Carrier demand for new auto insurance customers has proven exceptionally strong, as two years of compounded premium rate increases combined with declines in the price of used vehicles and replacement parts has created a historically favorable underwriting environment.

Segment margin declined to 30% in Q2, a decrease of 12 points from the year ago period. We have previously called-out the above average margin this segment generated as carrier demand was depressed over most of the last two years. When carrier budgets contracted, we were able to exit from our highest cost marketing channels and still meet that reduced demand. Now that carriers have more than doubled

Q2.2024	5

their spend with us versus last year, we have re-entered those channels to help fill the sharp demand increase.

We expect Insurance will have continued sequential revenue growth into the second half of 2024. We will continue to run this business with a keen focus on margin dollars, seeking to best serve both the historically high level of consumers looking for new insurance products across the country as well as our partners.

Balance Sheet and Liquidity

Our cash balance was $67 million at quarter end, down from $231 million in the first quarter. We repurchased $161 million of our July 2025 convertible notes for $152 million during the quarter, capturing $9 million of discount. Subsequent to quarter-end we repurchased another $8 million of the notes.

We plan to continue engaging in privately negotiated transactions for the retirement of these notes. In addition to our cash balance and future free cash flow, we maintain $50 million of delayed draw availability from our Apollo term loan, which we believe provides us ample liquidity to meet the 2025 note maturity.

Financial Outlook*

Today we are updating our outlook for full-year 2024 and introducing our outlook for the third quarter.

Full-year 2024:
▪Revenue of $830 - $870 million compared to the prior range of $690 - $720 million
▪Variable Marketing Margin of $280 - $300 million
▪Adjusted EBITDA of $85 - $95 million
Third-quarter 2024:
▪Revenue: $230 - $260 million
▪Variable Marketing Margin: $73 - $80 million
▪Adjusted EBITDA: $23 - $27 million

*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax considerations have in the past, and may in the future, significantly affect GAAP results in a particular period.

Q2.2024	6

Conclusion

Our company is proving the benefits we earn from our diversification. As Insurance segment results continue to improve, we are strategically pursuing growth in our Consumer and Home segments to get ahead of any decline in interest rates and increase in credit availability in the quarters ahead. We have thoughtfully addressed our fixed cost base, which should enable us to deliver solid operating leverage from any future lift in revenue and VMD. We believe that our capital structure is also sound, with a clearly defined path to meet our remaining bond maturity next year and opportunities to improve our cost of capital as the earnings profile improves. Our employees are energized by our return to revenue growth, and we are excited to drive further improvements in our business in the second half of what we believe will be a successful 2024.
Thank you for your continued support.

Sincerely,

Doug Lebda                Jason Bengel
Chairman & CEO            Incoming CFO

Investor Relations: investors@lendingtree.com	Media Relations: press@lendingtree.com

Q2.2024	7

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands, except per share amounts)
Revenue	$210,140	$182,453	$377,908	$382,961
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	8,411	9,302	16,956	23,062
Selling and marketing expense (1)	148,387	116,065	256,563	253,176
General and administrative expense (1)	27,118	29,160	52,914	65,843
Product development (1)	10,374	10,601	22,231	25,256
Depreciation	4,601	4,684	9,268	9,479
Amortization of intangibles	1,467	1,982	2,956	4,031
Restructuring and severance (1)	202	3,558	225	8,012
Litigation settlements and contingencies	(7)	488	29	500
Total costs and expenses	200,553	175,840	361,142	389,359
Operating income (loss)	9,587	6,613	16,766	(6,398)
Other income (expense), net:
Interest (expense) income, net	(1,201)	(6,940)	(7,839)	18,089
Other income	1,052	439	2,086	2,273
Income before income taxes	9,438	112	11,013	13,964
Income tax expense	(1,686)	(227)	(2,245)	(622)
Net income (loss) and comprehensive income (loss)	$7,752	$(115)	$8,768	$13,342

Weighted average shares outstanding:
Basic	13,257	12,915	13,179	12,881
Diluted	13,407	12,915	13,364	12,912
Net income (loss) per share:
Basic	$0.58	$(0.01)	$0.67	$1.04
Diluted	$0.58	$(0.01)	$0.66	$1.03

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$74	$31	$169	$245
Selling and marketing expense	829	1,336	1,853	3,080
General and administrative expense	5,440	6,550	10,773	13,893
Product development	1,094	1,287	2,431	3,189
Restructuring and severance	—	995	—	1,066

Q2.2024	8

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2024	December 31, 2023
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$66,769	$112,051
Restricted cash and cash equivalents	—	5
Accounts receivable, net	107,711	54,954
Prepaid and other current assets	31,457	29,472
Total current assets	205,937	196,482
Property and equipment, net	46,400	50,481
Operating lease right-of-use assets	54,830	57,222
Goodwill	381,539	381,539
Intangible assets, net	47,665	50,620
Equity investments	60,076	60,076
Other non-current assets	5,746	6,339
Total assets	$802,193	$802,759

LIABILITIES:
Current portion of long-term debt	$14,895	$3,125
Accounts payable, trade	3,042	1,960
Accrued expenses and other current liabilities	95,173	70,544
Total current liabilities	113,110	75,629
Long-term debt	467,722	525,617
Operating lease liabilities	72,180	75,023
Deferred income tax liabilities	3,095	2,091
Other non-current liabilities	266	267
Total liabilities	656,373	678,627
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $0.01 par value; 50,000,000 shares authorized; 16,695,394 and 16,396,911 shares issued, respectively, and 13,339,928 and 13,041,445 shares outstanding, respectively	167	164
Additional paid-in capital	1,240,766	1,227,849
Accumulated deficit	(828,935)	(837,703)
Treasury stock; 3,355,466 and 3,355,466 shares, respectively	(266,178)	(266,178)
Total shareholders' equity	145,820	124,132
Total liabilities and shareholders' equity	$802,193	$802,759

Q2.2024	9

LENDINGTREE, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Six Months Ended June 30,
	2024	2023
	(in thousands)
Cash flows from operating activities:
Net income and comprehensive income	$8,768	$13,342
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on impairments and disposal of assets	781	5,167
Amortization of intangibles	2,956	4,031
Depreciation	9,268	9,479
Non-cash compensation expense	15,226	21,473
Deferred income taxes	1,004	586
Bad debt expense	(56)	1,894
Amortization of debt issuance costs	1,270	1,698
Amortization of debt discount	118	—
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	(1,854)	(1,923)
Gain on settlement of convertible debt	(8,619)	(30,897)
Loss on impairment of investments	—	1,440
Changes in current assets and liabilities:
Accounts receivable	(52,701)	6,809
Prepaid and other current assets	(1,824)	280
Accounts payable, accrued expenses and other current liabilities	26,383	(4,337)
Income taxes	154	(227)
Other, net	(109)	(591)
Net cash provided by operating activities	765	28,224
Cash flows from investing activities:
Capital expenditures	(5,476)	(4,853)
Other	2	—
Net cash used in investing activities	(5,474)	(4,853)
Cash flows from financing activities:
Repayment of term loan	(4,375)	(1,250)
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(2,306)	(1,042)
Repurchase of 0.50% Convertible Senior Notes	(151,687)	(156,294)
Net proceeds from term loan	125,000
Payment of debt costs	(4,085)	(1,079)
Payment of original issue discount	(3,125)	—
Net cash used in financing activities	(40,578)	(159,665)
Net decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(45,287)	(136,294)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	112,056	298,969
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$66,769	$162,675

Q2.2024	10

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense, the most directly comparable GAAP measure, to variable marketing expense. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(in thousands)
Selling and marketing expense	$148,387	$108,176	$83,168	$97,244	$116,065
Non-variable selling and marketing expense (1)	(9,140)	(9,855)	(9,407)	(9,805)	(10,107)
Variable marketing expense	$139,247	$98,321	$73,761	$87,439	$105,958

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q2.2024	11

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to variable marketing margin and net income (loss) % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(in thousands, except percentages)
Net income (loss)	$7,752	$1,016	$12,719	$(148,465)	$(115)
Net income (loss) % of revenue	4%	1%	9%	(96)%	—%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	8,411	8,545	8,126	7,570	9,302
Non-variable selling and marketing expense (1)	9,140	9,855	9,407	9,805	10,107
General and administrative expense	27,118	25,796	25,477	26,380	29,160
Product development	10,374	11,857	11,101	10,840	10,601
Depreciation	4,601	4,667	4,831	4,760	4,684
Amortization of intangibles	1,467	1,489	1,682	1,981	1,982
Goodwill impairment	—	—	—	38,600	—
Restructuring and severance	202	23	151	1,955	3,558
Litigation settlements and contingencies	(7)	36	38	(150)	488
Interest expense (income), net	1,201	6,638	(10,693)	7,097	6,940
Other (income) expense	(1,052)	(1,034)	(2,644)	110,910	(439)
Income tax expense (benefit)	1,686	559	397	(3,534)	227
Variable marketing margin	$70,893	$69,447	$60,592	$67,749	$76,495
Variable marketing margin % of revenue	34%	41%	45%	44%	42%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q2.2024	12

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted EBITDA and net income (loss) % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(in thousands, except percentages)
Net income (loss)	$7,752	$1,016	$12,719	$(148,465)	$(115)
Net income (loss) % of revenue	4%	1%	9%	(96)%	—%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	1,467	1,489	1,682	1,981	1,982
Depreciation	4,601	4,667	4,831	4,760	4,684
Restructuring and severance	202	23	151	1,955	3,558
Loss on impairments and disposal of assets	413	368	182	88	140
Loss on impairment of investments	—	—	—	113,064	1,440
Goodwill impairment	—	—	—	38,600	—
Non-cash compensation	7,437	7,789	8,177	8,592	9,204
Acquisition expense	—	—	—	—	4
Litigation settlements and contingencies	(7)	36	38	(150)	488
Interest expense (income), net	1,201	6,638	(10,693)	7,097	6,940
Dividend income	(1,225)	(1,034)	(2,021)	(2,154)	(1,879)
Income tax expense (benefit)	1,686	559	397	(3,534)	227
Adjusted EBITDA	$23,527	$21,551	$15,463	$21,834	$26,673
Adjusted EBITDA % of revenue	11%	13%	12%	14%	15%

Q2.2024	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and net income (loss) per diluted share to adjusted net income per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(in thousands, except per share amounts)
Net income (loss)	$7,752	$1,016	$12,719	$(148,465)	$(115)
Adjustments to reconcile to adjusted net income:
Restructuring and severance	202	23	151	1,955	3,558
Goodwill impairment	—	—	—	38,600	—
Loss on impairments and disposal of assets	413	368	182	88	140
Loss on impairment of investments	—	—	—	113,064	1,440
Non-cash compensation	7,437	7,789	8,177	8,592	9,204
Acquisition expense	—	—	—	—	4
Litigation settlements and contingencies	(7)	36	38	(150)	488
Gain on extinguishment of debt	(8,619)	—	(17,665)	—	—
Income tax benefit from adjusted items	—	—	—	(5,764)	—
Adjusted net income	$7,178	$9,232	$3,602	$7,920	$14,719

Net income (loss) per diluted share	$0.58	$0.08	$0.98	$(11.43)	$(0.01)
Adjustments to reconcile net income (loss) to adjusted net income	(0.04)	0.62	(0.70)	12.04	1.15
Adjustments to reconcile effect of dilutive securities	—	—	—	—	—
Adjusted net income per share	$0.54	$0.70	$0.28	$0.61	$1.14

Adjusted weighted average diluted shares outstanding	13,407	13,276	13,020	12,999	12,928
Effect of dilutive securities	—	—	—	6	13
Weighted average diluted shares outstanding	13,407	13,276	13,020	12,993	12,915
Effect of dilutive securities	150	176	12	—	—
Weighted average basic shares outstanding	13,257	13,100	13,008	12,993	12,915

Q2.2024	14

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•Variable marketing expense
•Variable marketing margin
•Variable marketing margin % of revenue
•Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")
•Adjusted EBITDA % of revenue
•Adjusted net income
•Adjusted net income per share

Variable marketing expense, variable marketing margin and variable marketing margin % of revenue are related measures of the effectiveness of the Company's marketing efforts. Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing expense. Variable marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing, and related expenses, and excludes overhead, fixed costs, and personnel related expenses. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP net income and GAAP net income per diluted share by enabling investors to make period to period comparisons of those components of the most directly comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, gain/loss on investments, restructuring and severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, contributions to the LendingTree Foundation, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments, any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and income tax (benefit) expense from a full valuation allowance. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income and GAAP net income per diluted share.

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These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures
Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) contributions to the LendingTree Foundation (9) dividend income, and (10) one-time items.

Adjusted net income is defined as net income (loss) excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) contributions to the LendingTree Foundation, (10) one-time items, (11) the effects to income taxes of the aforementioned adjustments, (12) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and (13) income tax (benefit) expense from a full valuation allowance.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share if their inclusion would be dilutive.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items
Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.

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Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates and inflation; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network partners, including dependence on certain key network partners; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; effects of changing laws, rules or regulations on our business model; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network partners or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2023, in our Quarterly Report on Form 10-Q for the period ended March 31, 2024, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

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